Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Announces Positive Topline Phase 3 Clinical Results for

Intravenous Solithromycin in the Treatment of Community-acquired

Bacterial Pneumonia

Solithromycin met all FDA primary objectives of non-inferiority compared to moxifloxacin

Two Phase 3 trials required by the FDA and the EMA for CABP regulatory filings now complete

Rolling NDA submission expected to begin 4Q 2015

Cempra to host and webcast conference call today at 8:00 a.m. EDT

CHAPEL HILL, N.C. – October 16, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced positive topline results from a global, pivotal Phase 3 clinical trial of intravenous (IV) to oral solithromycin (Solitaire-IV) in the treatment of patients with community-acquired bacterial pneumonia (CABP).

In the intent-to-treat population (ITT, all randomized patients), solithromycin met the FDA primary objective of statistical non-inferiority (NI, 10% non-inferiority margin) compared to moxifloxacin at the early clinical response (ECR, 72 [-12/+36] hours after initiation of therapy). The point estimates for the primary endpoint of early clinical response were 79.3% for solithromycin and 79.7% for moxifloxacin. The 95% confidence interval for the treatment difference had lower and upper bounds of -6.1% and 5.2%, respectively.

Solithromycin also met the co-primary objective of statistical NI compared to moxifloxacin at the ECR in the microbiological ITT (mITT) population (those patients with an etiologic diagnosis of the cause of CABP) from the pooled data from both Phase 3 studies. The point estimates were 77.2% for solithromycin and 78.9% for moxifloxacin with lower and upper bounds of the 95% confidence interval for the treatment difference of -7.4% and 4.2%.

Solithromycin also met the secondary endpoint of NI compared to moxifloxacin in the mITT population at the ECR time point from Solitaire-IV alone. The point estimates for this endpoint were 80.3% for solithromycin and 79.1% for moxifloxacin with lower and upper bounds of the 95% confidence interval for the treatment difference of -8.1% and 10.6%.

Additional secondary endpoints evaluated solithromycin at the short term follow up visit (SFU) 5-10 days after therapy in both the ITT and clinically evaluable (CE) populations. Clinical success rates as determined by investigators at the SFU visit were high for both the solithromycin and moxifloxacin groups in the ITT population with point estimates of 84.6% and 88.7%, respectively. Clinical success rates were also high in the CE-SFU population for both the solithromycin and moxifloxacin groups, with point estimates of 86.4% and 92.8%, respectively. This CE outcome was skewed in favor of moxifloxacin by a blinded drug supply shortage which led to discontinuation of study drug in solithromycin patients only. Censoring these 5 patients, all of which fell on the solithromycin side, results in point estimates for CE population success at the SFU visit of 87.6% for solithromycin patients.

The primary endpoint for the European Medicines Agency (EMA) was NI in the ITT and the CE-SFU populations limited to patients with PORT III/IV CABP at the SFU time point. Solithromycin was non-inferior to moxifloxacin in the ITT-SFU population. As well, solithromycin would be NI to moxifloxacin in CE-SFU population after censoring those patients from the CE population who had early discontinuation of blinded study drug due to supply issues.

The FDA has granted Fast Track designation for solithromycin IV and capsules for the treatment of CABP. The agency has also designated solithromycin IV and capsules for the treatment of CABP and solithromycin capsules for the treatment of gonorrhea as a Qualified Infectious Disease Product (QIDP).

“The positive results of our solithromycin Phase 3 program in the treatment of CABP, first using oral capsules and now with the IV formulation, which included a switch to oral capsules, are a remarkable achievement for Cempra. I would like to express my sincere gratitude to all of the patients and physicians that participated in these important studies,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “The ability to treat patients in the hospital with solithromycin IV and switch them to an oral formulation of the same antibiotic may allow for earlier patient discharge from the hospital and result in cost savings. We believe that solithromycin’s potency, spectrum, safety and efficacy could provide a new antibiotic treatment option that is urgently needed to offset the rising problem of bacterial resistance. I am delighted to announce that we will now be moving forward with solithromycin’s NDA submission to the FDA for the treatment of CABP, which we expect to complete during the first half of 2016.”

Cempra initiated the second Phase 3 trial of solithromycin, Solitaire-IV, in December 2013. This study was a double-blind, active-controlled, global, multi-center trial that enrolled 863 adult patients with moderate to moderately severe CABP and could include up to 25% PORT Class II and 75% PORT Class III/IV (with at least 25% PORT Class IV CABP patients). Patients initially received IV administration of either 400 mg of solithromycin or 400 mg of moxifloxacin. Patients could switch to oral dosing of their assigned drug based on investigator assessment of clinical stability. For solithromycin, the oral dose was an 800 mg loading dose followed by 400 mg once daily resulting in a total of 7 days of treatment with IV or IV and oral dosing. For moxifloxacin, the oral dose was 400 mg once daily for a total treatment duration of 7 days with IV or IV and oral dosing.

In this Solitaire-IV Phase 3 clinical trial, fatalities occurred with similar frequency in both arms, with 5 patients on the solithromycin arm (1.2%) and 7 patients on the moxifloxacin arm (1.6%) dying due to pneumonia or its complications during the study period. More treatment-related adverse events were observed with solithromycin (34.3%) than with moxifloxacin (13.1%), a difference largely due to the occurrence of infusion site reactions (primarily of mild or moderate severity) in solithromycin patients. Infusion site pain is a known side effect of IV macrolides as a class and is not typically noted with fluoroquinolones. In this trial, 2.1% of IV solithromycin patients (9 of 432 patients) discontinued study drug dosing due to these adverse infusion related events. Serious adverse events (SAEs) occurred in 6.9% of solithromycin patients and 5.4% of moxifloxacin patients. Among all SAEs, only 3 were considered related to the study drug, all of which were allergic reactions (2 patients receiving solithromycin and 1 patient receiving moxifloxacin). The most frequently reported non-serious, non-infusion related adverse events for solithromycin were diarrhea (4.4%, versus 5.9% with moxifloxacin), headache (3.5%, versus 4.2% with moxifloxacin), nausea (3.3%, versus 1.6% with moxifloxacin), hypokalemia (2.5%, versus 2.1% with moxifloxacin), dizziness (2.5%, versus 1.2% with moxifloxacin), insomnia (2.1%, versus 1.1% with moxifloxacin) and hypertension (1.2%, versus 2.1% for moxifloxacin). Study drug discontinuation due to non-infusion related adverse events was comparable between study arms (3.5% of solithromycin patients, 3.8% of moxifloxacin patients). No other non-serious treatment emergent specific adverse event was reported with 2.0% incidence or greater in either treatment arm. C. difficile associated diarrhea was diagnosed in 1 patient in this study, a moxifloxacin patient. Alanine transaminase (ALT) elevation was observed in both treatment arms. Grade 3 ALT elevations (>3-8×ULN) occurred in 8.2% of solithromycin patients and 3.4% of moxifloxacin patients and Grade 4 ALT elevations (>8×ULN) occurred in 0.7% of solithromycin patients and 0.5% of moxifloxacin patients. Treatment emergent ALT elevations were generally asymptomatic, reversible, and not associated with increased bilirubin. No solithromycin patient met Hy’s Law criteria of concurrent ALT and bilirubin elevations post-baseline.

No long QT associated arrhythmias were observed in this study. Mean QTcF at all time points was lower among solithromycin patients compared to moxifloxacin patients. Mean heart rates decreased in both treatment arms with Day 4 decreases of -11.5 bpm in solithromycin patients versus -13.3 bpm in moxifloxacin patients and End-of-Therapy decreases of -12.7 bpm in solithromycin patients versus -14.5 bpm in moxifloxacin patients. In patients who have tachycardia in the setting of pneumonia, the central tendency with solithromycin therapy is a reduction in heart rate that differs little (1-2 beats) from that observed with moxifloxacin.

Analyses of the results are ongoing and Cempra will present additional data from the Solitaire-IV clinical trial as well as pooled data from the two Phase 3 trials at upcoming scientific meetings.

Additional On-going Clinical Studies with Solithromycin

An additional Phase 3 clinical trial, Solitaire-U, began in August 2014 in patients with uncomplicated gonorrhea and chlamydia infections. The trial is being conducted in Australia and the U.S. and will enroll approximately 300 patients in a randomized 2-arm study with a single oral dose of 1000 mg of solithromycin compared with the standard of care, 500 mg of ceftriaxone administered intramuscularly and 1000 mg of oral azithromycin.

Cempra has also received authorization under its existing $58 million contract with the Biomedical Advanced Research and Development Authority (BARDA) for a $16 million Phase 1b pediatric clinical study of solithromycin. The Phase 1b portion of the study is enrolling between 64 and 96 pediatric patients aged newborn to 17 years with suspected or confirmed bacterial infections. Patients are receiving oral capsules, oral suspension or intravenous solithromycin, depending on the age of the patient and feasibility of dosing.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 8:00 a.m. EDT on Friday October 16, 2015. The live call may be accessed by dialing (877) 377-7553 for domestic callers and (253) 237-1151 for international callers and using conference number 62433234. A live webcast of the call will be available from the investor relations section of the company’s website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference number: 62433234.

About Community Acquired Bacterial Pneumonia (CABP)

Community-acquired bacterial pneumonia is the number one cause of death from an infection, particularly in the very young and in older patients. CABP is one of the most commonly diagnosed bacterial infections in the U.S. resulting in five to 10 million cases per year. Although many strains of Streptococcus pneumoniae, the primary CABP pathogen, are resistant to currently-approved macrolides, this class of antibiotic remains among the most commonly prescribed antibacterial drugs for CABP both in the hospital and community settings.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide, the first fluoroketolide, which has potent activity against most macrolide-resistant strains. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against CA-MRSA, streptococci, Haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is 8-16 times more potent than azithromycin and is active against azithromycin-resistant strains. Solithromycin’s activity against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to one for current macrolides. The binding to three ribosomal sites is expected to limit resistance development.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin has also entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and also being tested in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the costs, sources of funds, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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